Exhibit 10.2

EXECUTION VERSION

[REDACTED] Indicates that certain information in this exhibit has been excluded because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Mobile Virtual Network Enabler (“MVNE”) Master Services Agreement

This Mobile Virtual Network Enabler (“MVNE”) Master Services Agreement (this “MSA” and, together with the recitals and any and all schedules, exhibits and attachments hereto, and any Order Forms entered into by the Parties as of or after the Effective Date, collectively, this “Agreement”) is made and entered into to be effective as of August 1, 2020 (the “Effective Date”) by and between Ting, Inc., a Delaware corporation and mobile virtual network enabler services provider having a place of business at 96 Mowat Ave, Toronto, Ontario, M6K 3L7 (“MVNE SP”), DISH Wireless L.L.C., a Colorado corporation (“DISH”) having a place of business at 9601 South Meridian Boulevard, Englewood, Colorado 80112 (the “Location”). DISH and MVNE SP may be referred to in this Agreement individually as a “Party” and, collectively, as the “Parties.” Capitalized terms used herein shall have the meanings set forth in this Agreement.

Recitals

WHEREAS, MVNE SP is engaged, among other things, in the business of providing certain enabling services, Professional Services and any and all other services pursuant to this Agreement, or any combination thereof, including the services described in any Schedules or Order Forms (collectively, the “Services”); and

WHEREAS, DISH desires to obtain access to and utilize certain of the Services provided by MVNE SP, and MVNE SP desires to provide the Services to DISH, on the terms and subject to the conditions set forth in this Agreement; and

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, MVNE SP and DISH agree as follows:

Agreement

1.	DEFINITIONS.

1.1.	“Action” shall mean any action, suit, claim, complaint, litigation, investigation, audit, proceeding, arbitration or other similar dispute.

1.2.

“Activations Footprint” means the geographic areas in the Territory, as defined by postal zip code designated by the Underlying Carrier from time to time, which are available to activate the MVNO Offerings for End Users through the Service Transaction Gateway. DISH is responsible to ensure that the Underlying Carrier will include all zip codes in the Activations Footprint that (i) are in areas that are within the Territory, excluding Territory serviced by Roaming carriers; and (ii) are within a Local Calling Area.

1.3.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made (for purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise). DISH’s Affiliates do not include EchoStar Corporation or any of its direct or indirect wholly owned subsidiaries

1.4.	“Agreement” has the meaning set forth in the preamble.

1.5.

"Authorized Representative" means an authorized representative of a Party, which authorized representative for DISH is an officer of DISH holding a title not less senior than senior vice president only and for MVNE SP is an officer of MVNE SP holding a title of not less senior than vice president.

1.6.	“Boost Subscribers” means subscribers for DISH’s Boost branded MVNO or MNO service (or any subsequent brand name for the service currently branded as “Boost”).

1.7.

“Business Data” mean any and all data, content and/or other consumer, prospect, business and/or other data or information, including, without limitation, information and data generated from DISH’s or any DISH Affiliate’s use of the Services, and any data and information collected, created, generated, processed and/or otherwise developed in connection with the Services (e.g., without limitation, rates, rate plans, equipment records and usage and viewer data, statistics, and/or other information, and customer notices, whether stripped or scrubbed of personally identifiable information or otherwise anonymized or de-identified, and whether obtained directly or indirectly from DISH, a DISH Affiliate or any other third party).

1.8.

“Business Day” means any day ending at 11:59 p.m. (Eastern Time) other than a Saturday, a Sunday or a day on which banks in the City of New York are authorized or obligated by Law or executive order to close.

1.9.	“Change Request” has the meaning set forth in Section 2.6 of the Agreement.

1.10.	“Change Request Offer” has the meaning set forth in Section 2.6 of the Agreement.

1.11.

“Claim” means any costs, losses, liabilities, damages, lawsuits, judgments, claims, actions, penalties, fines and expenses (including, without limitation, interest, penalties, reasonable attorneys’ fees and all other monies paid in the investigation, defense or settlement of any or all of the foregoing).

1.12.	“Compliance Auditor” has the meaning set forth in Schedule I.

1.13.

“Customer Offerings” means DISH’s MVNO and MNO offerings to a Person based on the wireless communications services that the Underlying Carrier (or DISH in the case of MNO offerings) will provide to such Person as a service offered by DISH or a DISH Affiliate. MVNO and MNO Offerings include Data Services, Roaming, SMS Services, Voice Services and other wireless communication services. For the avoidance of doubt, MVNE SP’s Services are limited to supporting those Customer Offerings explicitly identified in this Agreement or as otherwise agreed in writing between the parties and may not include all services supported by the Underlying Carrier in its agreement with DISH. For further clarity, Customer Offerings do not include pay television or video offerings including, without limitation, digital broadcast satellite television, online streaming video services (e.g., Sling Television) or similar services.

1.14.	“Data Service” means the data service provided by Underlying Carrier (if any).

1.15.	“Data Center Operator” has the meaning set forth in Schedule I

1.16.

“Deliverables” means any files, works, inventions, products, processes, apparatuses, designs, artwork, materials, creative and/or other intellectual property of any nature whatsoever and any enhancements, modifications or improvements thereto resulting from and/or suggested thereby, that MVNE SP or any of MVNE SP’s employees, individually or jointly, improved, created, invented, discovered, conceived, originated, reduced to practice or otherwise developed for DISH or its Affiliate(s) and/or in connection with the Services provided pursuant to this Agreement, including, without limitation, software and/or prototypes of software.

1.17.	“Developments” Has the meaning set forth in Section 13.

1.18.

“Device” means a single unit of radio telephone equipment having a unique IMEI (including the associated SIM Card) for use in connection with its own Number which includes operating system and other software, which is technically and operationally compatible with the Facilities.

1.19.	“DISH” is defined in the preamble of this Agreement.

1.20.

“DISH Competitor” means any Person and its Affiliates providing retail wireless communications services, including, without limitation, data services, roaming, SMS services and voice services, whether as a mobile network operator, a mobile virtual network operator or otherwise.

1.21.

“DISH Data” means any and all information of DISH, including, without limitation, Business Data, Subscriber Information and any and all other Confidential Information of DISH and/or its Affiliates, regardless of the method such information is received, collected or otherwise processed and regardless of the form, format or medium in or on which such data and/or information is stored.

1.22.	“DISH Indemnitees” has the meaning set forth in Section 11.1 of this Agreement.

1.23.

“DISH Materials” any (i) designs, documents, data, know-how, instructions, information, methodologies, software, and other materials provided to MVNE SP by DISH, including computer programs, reports, or (ii) any descriptions, details or information regarding enhancements.

1.24.

“DISH Subscribers” means any End User who receives any Customer Offering from DISH or its Affiliates enabled by the MVNE SP Services. For the avoidance of doubt, DISH Subscribers include, without limitation, Boost Subscribers and Ting Subscribers.

1.25.	“DISH User” means the respective employees, agents, representatives, and/or consultants designated or authorized by DISH or any DISH Affiliate to use the Services.

1.26.

“DISH Works” means any and all Intellectual Property and/or other works developed or created by or on behalf of MVNE SP or its Affiliates for DISH or its Affiliates pursuant to a Statement of Work and identified as being “DISH Works” or specified as being owned by DISH in a Statement of Work. DISH Works include any modifications to or developments for the website or mobile application offered to or used by Boost Subscribers unless explicitly addressed otherwise in a Statement of Work in such case the Statement of Work shall control.

1.27.	“EDGE” means Enhanced Data rates for GSM Evolution.

1.28.	“Effective Date” means the date set forth in the beginning of this Agreement, or if no date is set forth, then the later of the two signatures attached to this Agreement.

1.29.	“End User” means a Person who obtains any Customer Offerings from DISH.

1.30.

“End User Documentation” means any and all End User documentation made available to MVNE SP and/or its Affiliates by DISH for distribution to End Users either digitally or in hard copy format, including, without limitation, operating, training and reference manuals relating to the use of the Customer Offerings, and any other materials or documents and any enhancements, modifications or upgrades thereto, made available to MVNE SP and/or its Affiliates by DISH from time to time pursuant to this Agreement.

1.31.

“Enhancements” means any updates, upgrades, modifications, new releases and corrective programming to the Hosted Service provided as part of Support Services. For clarity, Enhancements do not include any custom enhancement, modification or improvement MVNE SP provides specifically for DISH or any DISH Affiliate as explicitly identified in a Schedule, Service Order or Statement of Work, which shall be considered a “Deliverable”

1.32.

“Equipment” means all or any portion of the equipment, software, technology, handsets, accessories, Devices, or other materials or equipment used by DISH in its business operation or by End Users in their use of the MVNO Offerings.

1.33.	“Expiration Notice” has the meaning set forth in Section 12.3 of this Agreement.

1.34.

“Facilities” means the communications switching equipment and cell site transceiver equipment, maintained, expanded, modified or replaced by the Underlying Carrier to render service to DISH such that DISH can make Customer Offerings available to End Users in the Territory; or (b) DISH to provide MNO Customer Offerings to End Users

1.35.	“FCC” means the Federal Communications Commission.

1.36.

“Fees” means the fees, charges and/or other amounts expressly specified in the Agreement or applicable Schedule(s), Order Form or Statement of Work. For the avoidance of doubt, all Fees referenced in this Agreement are in United States Dollars unless expressly noted otherwise

1.37.	“Force Majeure Event” has the meaning set forth in Section 18.4 of this Agreement.

1.38.

“Fraudulent Usage” means use of the network of an Underlying Carrier in a manner that is not permitted by the agreement between DISH and the relevant Underlying Carrier or that is not permitted by the agreement between DISH or the relevant DISH Affiliate and the End User.

1.39.	“Gigabyte” or “GB” means 1,073,741,824 bytes.

1.40.	“GPRS” means General Packet Radio Service.

1.41.	“GSM” means the Global System for Mobile Communications, a “time division-based” wireless communications standard.

1.42.	“Hosted Service” means the software and services described in this Agreement, including any Order Forms, Statements of Work, Schedules or attachments hereto using the Ting Platform.

1.43.

“Hosted Services Documentation” means any and all documentation, including, without limitation, operating, training and reference manuals relating to the use of the Hosted Service by DISH Users, and any other materials or documents and any enhancements, modifications or upgrades thereto, made available to DISH and/or its Affiliates by Vendor from time to time pursuant to this Agreement.

1.44.	“Indemnified Party” has the meaning set forth in Section 11.5.1 of this Agreement.

1.45.	“Indemnifying Party” has the meaning set forth in Section 11.5.1 of this Agreement.

1.46.	“IMEI” means International Mobile Equipment Identity, the unique permanently assigned identification number installed in each Device when it is manufactured.

1.47.

“Intellectual Property” means all patentable and unpatentable inventions, works of authorship or expression, computer programs, data collections and databases, and trade secrets, products, processes, apparatuses, technology, platforms, methodologies, techniques, ideas, concepts, designs, tools, , data, documentation, information and know-how, each regardless of the origin, form or media in or on which the original and/or any copy may at any time exist, and in each case, including all rights therein or thereto anywhere in the world.

1.48.

“IP Claim” means any Claims arising from or relating to any actual or alleged infringement or misappropriation of any Intellectual Property of a third party (not including any DISH Affiliates) arising from or in connection with the Services as provided by or on behalf of MVNE SP to DISH.

1.49.	“Knowledge” means the actual knowledge, after reasonable inquiry of direct reports, of (a) the individuals listed on Schedule K with respect to MVNE SP.

1.50.

“Law” means any federal, state, local or non-U.S. law, statute or ordinance, common law, or any rule, regulation, standard, judgment, Order, writ, injunction, decree, arbitration award, agency requirement, license or Permit of any Governmental Entity.

1.51.	“Licensed Data” means data, reports and other information provided to DISH and/or its Affiliates by MVNE SP or a third party in connection with the Services.

1.52.

“Letter of Completion” means a letter that: (a) describes the applicable phase(s), deliverables, and/or milestones and outcomes achieved, and, as necessary, the circumstances indicating its (or their) achievement; (b) sets forth dates worked and the corresponding Professional Services performed; and (c) has been duly executed by MVNE SP’s Authorized Representative designee and submitted to DISH.

1.53.

“Local Calling Area” means any and all geographic areas in the Territory which include areas within a Rate Center (i) where the Underlying Carrier (or DISH in the case of MNO offerings) actively manages Local Numbers (“Underlying Carrier Rate Center”), and (ii) from which a local exchange carrier offers at least one local calling plan to DISH on an Underlying Carrier Rate Center.

1.54.

“Local Number” means a Number that the Underlying Carrier provides to DISH, or in the case of MNO offerings, a Number provided by DISH to which Number a local exchange carrier provides at least one local calling plan from the zip code submitted to the Underlying Carrier by MVNE SP on behalf of DISH as part of DISH’s request to activate a Customer Offering to a SIM Card.

1.55.	“Location” has the meaning set forth in the preamble to this Agreement.

1.56.

“LTE” means Long Term Evolution mobile communication standard of format (as defined in the applicable 3rd Generation Partnership Project or “3GPP” standards) as the same may be modified, updated or amended from time to time.

1.57.

“MNO” or “Mobile Network Operations” means a wireless communications service offering of DISH and/or a DISH Affiliate in which DISH and/or its relevant Affiliate(s) relies on its own wireless network to provide wireless connectivity for such service offering.

1.58.

“Monthly Average” means, for the relevant invoice period, the quotient determined by dividing: (a) the sum of the number of total DISH Subscribers for each day during the invoice period; by (b) the total number of days in the invoice period.

1.59.	“Monthly Service Fees” shall have the meaning provided for in Schedule C.

1.60.	“MSISDN” means the Mobile Subscriber Integrated Services Digital Network Number uniquely identifying a SIM Card.

1.61.	“MVNE” is defined in the preamble of the Agreement.

1.62.	“MVNE SP” acronym for MVNE Service Provider and is defined in the preamble of the Agreement and refers specifically to Ting, Inc.

1.63.

“MVNO” means a wireless communications service offering of DISH and/or a DISH Affiliate in which DISH and/or its relevant Affiliate(s) relies on an Underlying Carrier to provide the network for wireless connectivity for such service offering.

1.64.

“Number” means the ten (10) digit telephone number (Numbering Plan Area/Numbering Plan Exchange or “NPA/NXX”) assigned by Underlying Carrier to a SIM Card used to provide access to DISH’s Customer Offerings.

1.65.

“Order Form(s)”. At any time and from time to time during the Term, additional products and/or services may be provided by MVNE SP to DISH pursuant to an Order Form or statement of work executed by Authorized Representatives of each of the Parties (each referred to herein as an “Order Form”) or as otherwise specified in this Agreement or necessary for the use of any Services described herein. Each Order Form will be in substantially the form attached to this Agreement as Schedule G (Sample Order Form), which Schedule G is hereby attached to and incorporated in this Agreement by this reference in its entirety. Notwithstanding the foregoing, in the event that DISH elects to renew or extend any Service Term, below, then (a) MVNE SP will provide a quote to DISH for the Services to be renewed pursuant to the terms and conditions of the applicable Order Form; (b) following receipt of such quote, DISH will review and issue a purchase order to MVNE SP; and (c) MVNE SP will invoice DISH for the Services in accordance with the applicable Order Form. For clarity, any terms and/or conditions in MVNE SP’s quote or DISH’s purchase order that are inconsistent with the provisions of this Agreement shall be of no force or effect.

1.66.	“Party” has the meaning set forth in the preamble to this Agreement.

1.67.	“Person” means any natural person, corporation, company, partnership (general or limited), limited liability company, trust or other.

1.68.

“Personnel” means any and all employees, agents, representatives, consultants, contractors, subcontractors and other designees of either MVNE SP or DISH, as applicable, and their Affiliates and/or any other person or entity under the direct or indirect control or direction of DISH or MVNE SP or their Affiliates.

1.69.

“Platform Revenue” means all revenue or other consideration delivered by DISH or any other Person to MVNE SP, any successor, assignee or licensee thereof, and any of their respective Affiliates, in each case that is related, either directly or indirectly, to the Ting Platform or such substantially similar service; provided that, any one-time payments (e.g. non-recurring payments or payments that are a prepayment for recurring services that would otherwise be provided over time) in excess of One Million Dollars ($1,000,000) shall be applied to Service Revenue on a prorated basis for the period of time over which such payments would have otherwise been made in the absence of a one-time payment.

1.70.	“Pre-Existing Intellectual Property” has the meaning set forth in Section 13.1 of this Agreement.

1.71.	“Primary MVNE Provider” means that MVNE SP is the primary provider to DISH of retail billing and provisioning services for 5G retail customers of DISH’s retail Customer Offerings.

1.72.	“Professional Services” means implementation, training, consulting and other services set forth in the applicable Order Form.

1.73.	“Professional Services Rates” means the hourly rates set forth in the applicable Order Form for professional services provided at an hourly rate.

1.74.	“PTCRB” means PCS Type Certification Review Board.

1.75.	“Purchase Agreement” means that certain Asset Purchase Agreement between DISH Wireless L.L.C. and Tucows, Inc., dated as of August 1, 2020.

1.76.	“Rate Center” means a geographic area that is used by a local exchange carrier to set rate boundaries for billing and for issuing Numbers.

1.77.	“Records” has the meaning set forth in Section 16 of this Agreement.

1.78.

“Roaming” means the service provided to a DISH via communications switching equipment or cell site transceiver equipment that is operated by a Person other than Underlying Carrier (or DISH in the case of MNO offerings) or its wholly-owned subsidiaries, and with whom Underlying Carrier or DISH, as applicable has an agreement to provide service to Customers.

1.79.

“Services” has the meaning set forth in the recitals to this Agreement. For clarity, all references to Services include, without limitation, the Deliverables, Enhancements, Hosted Service, Hosted Service Documentation, Licensed Data, Support Services, Professional Services, and the Ting Platform.

1.80.	“Service Term” has the meaning set forth in Section 12.1 of this Agreement.

1.81.

“Service Transaction Gateway” means the electronic application programming interface between the Underlying Carrier and MVNE SP established on behalf of DISH through which DISH may view and perform transactions related to End Users’ SIM Cards.

1.82.	“SIM Card” means Subscriber Identity Module card.

1.83.	“SLAs” has the meaning set forth in Section 2.12 of this Agreement.

1.84.

“SMS” means a short message service text message with up to 160 characters of 7-bit ASCII text or 140 bytes of data sent from (i.e., SMS-Mobile Originated or “SMS-MO”) or to (i.e., SMS-Mobile Terminated or “SMS-MT”) an End User’s Device.

1.85.	“SMSC” means a short messaging service center operated by or for Underlying Carrier that manages the distribution of SMSs to End Users.

1.86.	“SMS Aggregator” means a third party SMS provider that provides SMS aggregation services on behalf of MVNE SP, the Underlying Carrier or both parties.

1.87.	“SMS Service” means the SMS service provided by Underlying Carrier (if any) as further described in the separate agreement entered into by DISH and the Underlying Carrier.

1.88.	“SMS Short Code” means a unique code that enables the SMSC to identify DISH as the intended recipient of a SMS and route the SMS to Customer.

1.89.

“Specifications” means the descriptions of services, technical details of the Services, whether provided for in the Schedules, any Order Form, or Statement of Work agreed to by the Parties in writings executed by Authorized Representatives of the Parties.

1.90.	“SSAE 18” has the meaning set forth in Schedule I

1.91.	“SSAE 18 Report” has the meaning set forth in Schedule I

1.92.

“Statement of Work” means a document signed by both Parties setting for a statement of work for feature development, integration work or other professional services of any kind that DISH desires MVNE SP to provide pursuant to this Agreement, which feature development, integration work or other professional services shall be deemed Services pursuant to this Agreement.

1.93.

“Subscriber Information” means the names, addresses, email addresses, internet protocol addresses, other identifying information and other nonpublic information of DISH Subscribers provided to MVNE SP or its Affiliates by DISH or its Affiliates pursuant to this Agreement or otherwise obtained by MVNE SP in connection with its performance of the Services and includes “Customer Proprietary Network Information” as such term is defined in Schedule I.

1.94.	“Support Services” means the maintenance, technical support and Enhancements provided to DISH and DISH’s Affiliates in accordance with this Agreement.

1.95.

“Taxes” means all federal, state or local and all foreign taxes, including income, gross receipts, windfall profits, value added, severance, property, production, sales, use, duty, license, excise, franchise, employment, withholding or similar taxes, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

1.96.	“Territory” or “Territories” means those parts of the United States of America including its possessions and territories.

1.97.	“Term” has the meaning set forth in Section 12 of this Agreement.

1.98.	“Termination Effective Date” has the meaning set forth in Section 12 of this Agreement.

1.99.	“Termination Notice” has the meaning set forth in Section 12 of this Agreement.

1.100.

“Ting Platform” means the software and technology stacks used in providing the Services as defined within Schedule A (Scope of Services), an Order Form, Statement of Work or Change Order, as well as any executables, objects, code, scripts, plug-ins, application program interface(s), subroutines, programs, applications, applets, modules, components, scripts, software development kits or other applications or information technologies (e.g., without limitation, cookies, beacons, tags, tokens and/or pixels), work products or other material whether in object, source or other form (e.g., without limitation, HTML or distributed code), and whether delivered in encrypted or unencrypted form, provided by MVNE SP pursuant to this Agreement or otherwise required in connection with this Agreement, or in connection with MVNE SP providing any of the Services to DISH, including, without limitation, the specific applications identified in any Order Form, Statement of Work or Change Order, provided that any applications explicitly identified in any Order Form as exclusively “DISH Works” are excluded from the definition of Ting Platform.

1.101.

“Ting Subscriber” means subscribers to DISH or to DISH’s Affiliates branded MVNO or MNO services (or any subsequent brand name for the service that as of the day before the Effective Date were branded as “Ting”).

1.102.	“Transition Period” has the meaning set forth in Section 12 of this Agreement.

1.103.	“Transition Period Notice” has the meaning set forth in Section 12 of this Agreement.

1.104.	“Transition Services Agreement” means that certain Transition Services Agreement, dated August 1, 2020, by and between DISH Purchasing Corporation, a Colorado corporation, and MVNE SP.

1.105.

“Underlying Carrier” means a mobile network operator, wireless service provider, wireless carrier, cellular company, or mobile network carrier with which DISH has a contractual relationship and which has been disclosed to MVNE SP in writing. At the time of execution of this Agreement, the Underlying Carrier is T-Mobile US, Inc.

1.106.

“Underlying Carrier Network” means the wireless network generally accessible to MVNO subscribers (i.e., GSM, GPRS, EDGE, UMTS, HSPA+, and LTE from time to time), including the Underlying Carrier Facilities that are operated by Underlying Carrier, but excludes all successor networks.

1.107.	“Voice Service” means the wireless voice service provided by Underlying Carrier.

2.	SERVICE AND SERVICE LIMITATIONS.

2.1.

Provision of Service. Subject to the terms and conditions of this Agreement, during the Term, MVNE SP will provide to DISH and DISH’s Affiliates in accordance with this Agreement and any additional terms and conditions set forth in the applicable Order Form or Statement of Work, except as otherwise agreed in connection with the applicable Order Form or Statement of Work, to the extent that MVNE SP provides software to DISH and/or its Affiliates, MVNE SP shall make such software available for electronic download and/or electronic transfer by DISH and/or its Affiliates. The provisioning of Services under this Agreement will not have a per seat license, regardless of the number of DISH Users of the Services.

2.2.

Services Non-Exclusive. Except as provided under Section 2, nothing in this Agreement shall prevent MVNE SP from rendering or performing the Services, in whole or in part, or services similar to the Services to or for itself or other Persons without limitation.

2.3.

Development for DISH Launch. MVNE SP will provide certain customized development services to enable and support the initial roll-out of DISH’s Customer Offerings, consisting of MVNE SP’s consultation and delivery of services, as detailed in the Scope of Work (“SOW”) attached hereto as Schedule A and any exhibits thereto.

2.4.	License Grant

2.4.1.

License Grant to DISH. In accordance with the terms and conditions of this Agreement, MVNE SP hereby grants to DISH and its Affiliates the nonexclusive, royalty-free, worldwide rights and licenses to access and use any and all Services (including, without limitation, to access and to use the Ting Platform, the Hosted Service, and the Hosted Service Documentation or other Intellectual Property embedded in, or used in the development of, such Services) solely as needed for DISH’s and DISH’s Affiliates’ to use the Services under this Agreement for the business purposes of DISH and its Affiliates, including, without limitation, access to public facing portions of the Services (such as, by way of example and not limitation, an ecommerce website) by End Users. MVNE SP hereby acknowledges and agrees that the DISH Users are included in the foregoing grant to access and to use the Services for DISH’s and DISH’s Affiliates’ business purposes; provided, however, that DISH shall be responsible for ensuring that any such use is in accordance with this Agreement. When this Agreement is terminated or expires for any reason or no reason, all licenses granted by MVNE SP to DISH, and the DISH Users’ rights herein, shall expire at such time.

2.4.2.

License Grant to MVNE SP. DISH hereby grants to MVNE SP, its Affiliates and its subcontractors the nonexclusive, royalty-free, worldwide rights and licenses to access and use any and all DISH Data, DISH Works (including, without limitation, any and all Licensed Data, End User Documentation or other Intellectual Property embedded in, or used in the development of, such Services) solely as needed to perform the Services under this Agreement. When this Agreement is terminated or expires for any reason or no reason, all licenses granted by DISH to MVNE SP shall expire at such time.

2.5.

Ongoing Support Services. After the initial deployment of DISH’s MVNO services, MVNE SP will provide ongoing services in support of DISH’s Customer Offerings in accordance with any and all SLAs (as defined below) and other Specifications. MVNE SP shall provide to DISH and its Affiliates any and all Hosted Service Documentation, bug fixes, updates and any and all other changes to the Services that MVNE SP provides to itself or its other customers without any obligation that DISH, any of its Affiliates or any Hosted Services User satisfy any additional term or condition whatsoever.

2.6.

Change Requests. DISH may, at any time and from time to time, by written notice to MVNE SP, request reasonable modifications and/or additions to the Services as provided within Schedule E, Change Request, pursuant to this Agreement (a “Change Request”). If DISH delivers to MVNE SP a Change Request Form in accordance with Schedule E, then MVNE SP shall review the Change Request as promptly as possible, but in no event more than ten (10) business days following receipt of any such Change Request, and send notice to DISH: (a) offering to provide the requested modifications to DISH as promptly as possible; and (b) detailing any required equitable adjustment to the Fees that will be incurred by MVNE SP in connection with providing such requested modifications and/or additions, if any (such notice, a “Change Request Offer”). In the event that DISH desires to accept the terms of any Change Request Offer, then DISH may sign such Change Request Offer, and the Services shall be modified and/or supplemented in accordance with the Change Request Offer. If MVNE SP cannot provide and/or develop the products and/or services necessary to deliver the modifications set forth in any Change Request, then MVNE SP shall deliver to DISH notice as promptly as possible, but in no event more than ten (10) business days detailing the results of MVNE SP’s evaluation of the Change Request and the reasons for which such modifications cannot be provided. DISH may also request changes to the Change Request Offer and, if the Parties reach agreement to a modified Change Request Offer, upon signature of such Change Request Offer by both Parties, the Services shall be modified as set forth therein.

2.7.

Network Coverage and Underlying Carrier’s Systems. Customer Offerings depend on the network coverage area provided by the Underlying Carrier and will be available within the range of the service area of the Underlying Carrier Network (as this area exists from time to time) in accordance with the separate agreement that DISH has entered into with the Underlying Carrier. MVNE SP provides no warranty regarding the Underlying Carrier’s Facilities and will not incur any liability for any failed 911 calls. MVNE SP provides no warranty regarding the Underlying Carrier’s Facilities and will not incur any liability for problems with Customer Offerings except to the extent that, as between MVNE SP and other parties that maybe responsible for such problems are caused by MVNE SP, its Affiliates’, or its Personnel. MVNE SP will not have any responsibility for modifications, upgrades or decommissions of operational, billing or other support systems made by the Underlying Carrier that have a negative impact on DISH’s use of the Services, Hosted Services Users, Customer Offerings, or End Users due to MVNE SP’s integration with, or reliance upon, such Underlying Carrier systems except where MVNE SP has received prior notice and failed to take actions required under this Agreement or that MVNE SP should reasonably be expected to take as a provider of the Services.

2.8.	Operational Changes to MVNE SP’s Systems.

2.8.1.

Material Adverse Impact. Nothing in this Agreement will prevent MVNE SP from upgrading or changing its operational systems during the Term, provided that if such changes would have a reasonably foreseeable material adverse impact on DISH or the Customer Offerings enabled by the Services, MVNE SP provides DISH not less than thirty (30) days in advance of such changes, and the Parties shall meet and confer to determine how to implement such upgrades or modifications in a manner that causes minimum disruption to DISH and the Customer Offerings enabled by the Services. Except with respect to a Critical Change (as defined below) or changes permitted in accordance with Section 11.3 (IP Claims), MVNE SP may not implement any such changes that will have a material adverse effect on the Services without DISH’s approval. Fees for any Services materially adversely impacted by any such changes will be adjusted to account for the impact of such changes, in an amount mutually agreed between the Parties.

2.8.2.

Critical Changes. In the following instances, MVNE SP may be required to promptly implement changes that could materially adversely impact the Services, and may in some cases be unable to provide thirty (30) days’ prior notice of the change (“Critical Changes”): (i) for purposes of addressing data security issues; (ii) to address upgrades, modifications, or other changes made to Underlying Carrier systems by Underlying Carriers; or (iii) changes made by DISH or its Affiliates to their internal systems that interact with the Ting Platform or Hosted Service. MVNE SP will only make Critical Changes without obtaining DISH’s consent if failure to do so would result in severe impairment of its ability to deliver the Services, and will only give DISH less than thirty (30) says’ prior notice if failure to act within a shorter period would cause severe impairment to MVNE SP’s ability to deliver the Services. If a Critical Change is necessary, MVNE SP will give DISH as much notice as reasonably possible and will consult with DISH in advance where it is reasonably able to do so. If MVNE SP implements a Critical Change, unless such change is based on item (iii) of this Section 2.8.2, or such Critical Change was implemented and has an industry-wide impact and providers of services similar to those provided by MVNE SP under this Agreement are similarly materially adversely impacted, DISH may notify MVNE SP in writing within thirty (30) days of MVNE SP implementing such change that it intends to terminate this Agreement if MVNE SP does not remedy the material adverse impact on the Services within sixty (60) days of DISH providing written notice of its intention to terminate the Agreement, provided that if remedying the material adverse impact requires more than sixty (60) days to remedy despite diligent efforts of MVNE SP to remedy such material adverse impact, MVNE SP shall have a longer period of time reasonably required to complete such remedy but in no event more than a total of one hundred twenty (120) days, provided further that MVNE SP identifies in writing to DISH why remedying will take longer than sixty (60) days to remedy and includes an estimate of how long it will take to remedy, and that MVNE SP works diligently to complete such remedy as soon as reasonably practicable. If MVNE SP fails to remedy such material adverse impact on the Services in accordance with this Section 2.8.2, DISH shall be entitled to terminate this Agreement within ninety (90) days after expiration of the sixty (60) day period (or longer remedy period as provided above) to remedy such material adverse effect or such longer period as permitted in this Section 2.8 with immediate effect upon written notice to MVNE SP without termination liability, provided that DISH will remain liable for payment of all Fees incurred pursuant to this Agreement due through the date of actual termination of the Agreement.

2.9.

Reliance on Access to Underlying Carrier’s Systems. Nothing in this Agreement requires MVNE SP to provide any of the Services to DISH, its Affiliates or its End Users solely to the extent Underlying Carrier prevents or impairs MVNE SP’s access to the Underlying Carrier’s systems. However, if MVNE SP is prevented from accessing or impaired in its access to the Underlying Carrier’s systems and this impacts its provision of the Services, MVNE SP will promptly contact the Underlying Carrier regarding the issue and, unless no action is required by MVNE SP to restore unimpaired access, work with the Underlying Carrier to expeditiously resolve the issue.

2.10.

Suspension of Service. Notwithstanding anything in the Agreement to the contrary, and without prejudice to any other rights MVNE SP may have under this Agreement or otherwise, including MVNE SP’s rights to terminate the Agreement and without limiting DISH’s obligation to make payments or Prepayments due under this Agreement, MVNE SP may, without liability upon prior notice to DISH of not less than ten (10) Business Days, suspend its provision of the portion of the Services directly impacted by any of the following:

2.10.1.

Notification from federal or state officials or from law enforcement agencies of fraud, abuse or other misuse of the Services by DISH or DISH Subscribers provided that MVNE SP may provide less than ten (10) Business Days’ notice or no notice if directed to do such by federal or state officials or from law enforcement agencies, in which case MVNE SP will give notice as soon as permitted by the relevant official(s) or agency;

2.10.2.	Fraudulent or unauthorized use of the Facilities, Equipment, Customer Offerings, Services or the Underlying Carrier’s services, including Fraudulent Usage; or

2.10.3.

For failure to pay any Invoices or Fees consistent with the terms of Section 9 of this Agreement provided MVNE SP provides in addition to the ten (10) Business Day notice provided for in this Section 2.10, thirty (30) days prior written notice to DISH from MVNE SP’s of MVNE SP’s intent to suspend Services for failure to pay where such notice specifically identifies the outstanding invoices and Fees due. The ten (10) Business Day and thirty (30) day periods in the immediately preceding sentence shall be counted consecutively and not concurrently. In no event will MVNE SP suspend services for failure to pay without acknowledgement in writing from DISH that notice of non-payment has been received by DISH. Suspension of Services will not limit, waive or otherwise affect MVNE SP’s other rights and remedies under this Agreement, in equity or at Law.

2.10.4.

Upon resolution of the suspension causing issue, MVNE will immediately resume the provision of Services. If an Underlying Carrier contacts MVNE SP directly and requests that Underlying Carrier suspend the Services with respect to any DISH Subscriber, MVNE SP may suspend the Services for the relevant DISH Subscriber only if the request is for one or more of the reasons set forth in an Underlying Carrier Suspension Authorization signed by DISH, in the form attached hereto as Schedule M. With respect to any given Underlying Carrier, DISH may at any time and from time to time replace an Underlying Carrier Suspension Authorization with a superseding revised Underlying Carrier Suspension Authorization, or withdraw by written notice an Underlying Carrier Suspension Authorization. Any Underlying Carrier Suspension Authorization that is withdrawn or superseded will have no prospective effect, and MVNE SP may not suspend services for the reasons set forth therein without DISH’s written consent. MVNE SP will immediately notify DISH of any request by an Underlying Carrier to suspend or terminate any Services under this Agreement. If MVNE SP is not authorized under an Underlying Carrier Suspension Authorization to immediately suspend Service to any impacted DISH Subscriber, MVNE SP will work with DISH to determine if suspension is appropriate, and any such suspension will require DISH’s approval in its sole discretion.

2.11.

Order Forms. At any time and from time to time during the Term, additional products and/or services may be provided by MVNE SP to DISH pursuant to an Order Form executed by Authorized Representatives of each of the Parties (each referred to herein as an “Order Form”) or as otherwise specified in this Agreement or necessary for the use of any Services described herein. Each Order Form will be in substantially the form attached to this Agreement as Schedule G, which Schedule G is hereby attached to and incorporated in this Agreement by this reference in its entirety. Notwithstanding the foregoing, in the event that the Term of this Agreement is renewed or extended or DISH elects to renew or extend any Service Term in accordance with Section 12, below, then (a) MVNE SP will provide a quote to DISH for the Services to be renewed pursuant to the terms and conditions of the applicable Order Form; (b) following receipt of such quote, DISH will review and issue a purchase order to MVNE SP; and (c) MVNE SP will invoice DISH for the Services in accordance with the applicable Order Form. For clarity, any terms and/or conditions in the Order Form that are inconsistent with the provisions of this Agreement shall be of no force or effect.

2.12.

Support Services; Service Level Agreements. MVNE SP will provide the Services in accordance with any and all service level agreements (“SLAs”) and support obligations and requirements set forth in Schedule B.

2.13.

Product Roadmap. The Parties acknowledge and agree that each Party benefits from open communication about the Services. DISH and MVNE SP may, subject to the Parties’ obligations of confidentiality set forth in this Agreement, share with one another product roadmaps that are relevant to the Parties’ future business relationship and that will permit the Parties to take into account future needs while planning future products and services. Upon DISH’s request, which may be made at any time and from time to time during the Term, MVNE SP shall promptly provide to, and discuss with, DISH and/or the DISH Affiliates MVNE SP’s one (1) year product roadmap (which product roadmap will include, without limitation, as much reasonable detail as available to MVNE SP related to the planned functionality of its current and future products and services and as much detail regarding product roadmaps and market outlooks as available to MVNE SP at such time) applicable to the Services.

2.14.	[REDACTED]

2.15.	[REDACTED]

2.15.1.	[REDACTED]

2.15.2.	[REDACTED]

2.15.3.	[REDACTED]

2.16.

Fraudulent Usage. MVNE SP will be liable and responsible for Fraudulent Usage to the Underlying Carrier or DISH solely to the extent that such Fraudulent Usage results from the acts or omissions of MVNE SP. To the extent that any Fraudulent Usage occurs other than due to the acts or omissions of MVNE SP, as between DISH and MVNE SP, DISH shall be liable to the Underlying Carrier for any charges, costs or liabilities with respect to such Fraudulent Usage.

3	MVNE SP RESTRICTIONS.

3.1

Solicitation of Customers. MVNE SP hereby covenants that, during the Term and for a period of three (3) years thereafter, MVNE SP will not: (a) produce, place, display or use any advertising or marketing material that attempts to persuade DISH Subscribers to cancel any services provided by DISH and/or an Affiliate of DISH; or (b) convert, target, solicit or otherwise incentivize (or assist any other person or entity who MVNE SP actually knew or reasonably should have known intended to convert, target, solicit or otherwise incentivize) any DISH Subscriber to become a subscriber to the services of any competitor of DISH Notwithstanding the foregoing, but subject to and without limitation of MVNE SP’s rights under Section 5.4 of the Purchase Agreement, nothing in this Section 3 shall: (i) prohibit MVNE SP from soliciting, targeting, advertising to, promoting to or marketing to any DISH Subscribers with respect to MVNE SP’s fiber based voice, video, internet - and media-related services provided that MVNE SP will not, and will not cause or permit anyone to, use any DISH Data for any such purposes; and (ii) MVNE SP may not target DISH Subscribers as DISH Subscribers for such purposes.

3.2

Subscriber Information. MVNE SP acknowledges and agrees that Subscriber Information as between MVNE SP and DISH with respect to the delivery of services to DISH Subscribers is proprietary to DISH and shall be used by MVNE SP and its Affiliates solely to provide the Services and for other purposes only as expressly provided for in this Agreement and shall not be used for any other purposes. MVNE SP may not, directly or indirectly: (i) use any Subscriber Information for the direct or indirect benefit of any individual or entity other than DISH; (ii) use any Subscriber Information for the purpose of soliciting, or permit any others to solicit, any person or entity to subscribe to any services similar to those offered by DISH that are enabled by the Services delivered by MVNE SP or its Affiliates to DISH pursuant to this Agreement; (iii) promote the sale or lease of any Device based on the use of Subscriber Information; or (iv) disclose any Subscriber Information to any third party for any reason (or for no reason whatsoever) without the express prior written consent of DISH, which consent may be withheld by DISH in its sole and absolute discretion for any reason or for no reason whatsoever; provided, however, that nothing shall prohibit MVNE SP from disclosing Subscriber Information as required by Law.

3.3

Injunctive Relief. MVNE SP acknowledges and agrees that the breach of this Section 3 will result in substantial and irreparable harm and injury to DISH and its Affiliates for which monetary damages alone would be an inadequate remedy, and that damages are difficult to accurately measure. Accordingly, MVNE SP agrees that DISH will be entitled to obtain immediate injunctive relief, as well as any other equitable relief allowed by the federal or state courts. The foregoing remedy of injunctive relief is agreed to without prejudice to by MVNE SP and DISH may exercise any other rights and remedies it may have at law, in equity, or under contract including, without limitation, this Agreement, all of which DISH hereby expressly reserves.

4	OBLIGATIONS.

4.1

Employee Screening. MVNE SP shall screen MVNE SP’s Personnel prior to causing them to perform the Services to ensure that each of MVNE SP’s Personnel is fully qualified to perform the Professional Services, and if required by any Laws, is validly licensed and has obtained all requisite permits to perform such Services for DISH.

4.2	Subcontractors; Solicitations.

4.2.1

Subcontracting. MVNE SP must obtain DISH’s prior written consent to employ subcontractors where such subcontractors will: (i) access, use or transfer “Customer Proprietary Network Information,” as that term is defined in 47 C.F.R. Section 222(h)(1); (ii) access, use or transfer any DISH Subscriber Information; or (iii) provide, operate, or manage services where the failure of such services would disrupt DISH’s or DISH Subscriber’s use of the Services. If MVNE SP desires to subcontract any of the Services under this Agreement to any third party, then MVNE SP shall enter into an agreement with such third party under terms and conditions materially similar to, and no less strict than, the terms and conditions provided in this Agreement, or submit such subcontractor agreement to DISH for review and approval prior to engagement of such subcontractor. For purposes of this Section 4.2.1, the Parties acknowledge and agree that the subcontractors identified in Schedule L are approved by DISH consistent with this Section. MVNE SP is responsible and liable for any subcontractor’s acts or omissions (including, without limitation, the performance of the Services and compliance with the terms and conditions of this Agreement) on the same basis as if such act or omission had been the act or omission of MVNE SP.

4.2.2

Solicitation of Employees. MVNE SP agrees not to solicit employment of any employee of DISH or DISH’s Affiliates, or communicate in any manner with such employees about employment opportunities with any third party, during the Term and for a period of twelve (12) calendar months following the expiration or earlier termination of this Agreement, without DISH’s prior written consent in each instance.

4.3	[REDACTED]

4.4	[REDACTED]

4.5	[REDACTED]

4.6

Integration and Implementation Information. DISH will provide, or arrange to allow MVNE SP to obtain directly, technical information necessary for the technical interface between DISH and the Underlying Carrier to enable MVNE SP to provide the Services. DISH provides consent to MVNE SP to engage in all activities to allow MVNE SP to integrate and implement MVNE SP’s and DISH’s systems to comply with all technical interface information provided by the Underlying Carrier. DISH acknowledges and agrees that MVNE SP is constrained by the capabilities and functionalities of the Underlying Carrier’s systems as well as the right Underlying Carrier reserves to modify, upgrade, decommission or engage in other acts that may have an adverse impact on MVNE SP’s ability to provide the Services or DISH’s Customer Offerings, in whole or in part.

4.7

Customer Offering. DISH represents and warrants that it has all legal rights and authorization to use, whether by law, equity or contract, to: (i) use any brand names DISH intends use in connection with DISH or DISH’s Customer Offerings (collectively, the “Approved Brands”); (ii) [REDACTED]; (iii) and to distribute and sell DISH’s Customer Offerings through the distribution channels it directs MVNE SP to so distribute and sell. DISH will not make any representations or warranties to any third parties (including, without limitation, End Users) on MVNE SP’s behalf.

4.8	Personnel.

4.8.1

Each Party is fully responsible for all acts and omissions of its Personnel and will require that Personnel adhere to all terms and conditions of this Agreement. Any act or omission of any Personnel of a Party that would, if such act or omission were of such Party, constitute a breach of this Agreement will be considered a breach of this Agreement by such Party, and will entitle the non-breaching Party to pursue all rights and remedies against the breaching Party and any Personnel it may have under the Agreement or under the law including, but not limited to, indemnification by the breaching Party.

4.8.2

Each Party that has Personnel employed or contracted to perform services for the other Party assumes full responsibility for such Personnel’s acts, daily direction, and control. All Personnel are at the sole expense of the employing or contracting party, and the employing or contracting Party is solely responsible for any and all liabilities, employment benefits, and withholding issues relating to those personnel including, but not limited to, worker’s compensation, disability benefits, unemployment insurance, withholdings, income taxes, and social security.

4.9	[REDACTED]

5.

SERVICE AGREEMENT AND COMMUNICATIONS. Except as otherwise provided by applicable Law (including releases or disclosures only to the extent necessary or in good faith determined to be reasonably necessary under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended) both DISH and MVNE SP agree:

5.1.

To submit to the other Party all press releases and other publicity or marketing matters wherein the other Party’s names or marks are mentioned or language from which the connection of said names or marks therewith may be inferred or implied; and

5.2.	Not to publish such press releases, publicity or marketing matters without the other Party’s prior written approval.

6.	REPRESENTATIONS AND WARRANTIES.

6.1.	REDACTED]

6.2.	[REDACTED]

6.3.

Mutual Representations, Warranties and Covenants. Each Party represents and warrants to the other that: (a) it is duly organized, validly existing and in good standing under the Laws of the state and/or country under which it is organized; (b) it has the power and authority to enter into this Agreement and to perform fully its obligations hereunder; (c) the execution of this Agreement by its representative whose signature is set forth at the end of this Agreement has been duly authorized by all necessary corporate or organizational action of such party; and (d) the obligations created by this Agreement, insofar as they purport to be binding on it, constitute legal, valid and binding obligations enforceable in accordance with their terms.

6.4.

WARRANTY DISCLAIMER. EXCEPT AS SET FORTH IN THIS AGREEMENT, NEITHER PARTY NOR ITS AFFILIATES MAKE ANY WARRANTIES, EITHER EXPRESSED OR IMPLIED, STATUTORY OR OTHER TO THE OTHER PARTY, ITS AGENTS, OR SUBCONTRACTORS WITH RESPECT TO THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR USE OR PURPOSE, NON-INFRINGEMENT, TITLE, AND QUIET ENJOYMENT AND ALL WARRANTIES ARISING FROM COURSE OF DEALING, USAGE OR TRADE PRACTICE.

7.	EQUIPMENT

7.1.

MVNE SP’s Equipment. MVNE SP shall use and pay for MVNE SP’s and MVNE SP’s Personnel’s own materials, tools, equipment and administrative support services necessary for MVNE SP to perform the Services. MVNE SP shall, to the extent practicable, keep MVNE SP’s tools, equipment, materials, drawings and the like separate from any DISH property, and will not remove any DISH property from the Location without the prior written approval by an Authorized Representative of DISH. MVNE SP is solely responsible for the safekeeping of MVNE SP’s property stored or used at the Location.

7.2.

DISH’s Equipment. Notwithstanding anything to the contrary set forth in Section 7.1 above, any materials, tools or equipment furnished to MVNE SP by DISH in connection with this Agreement will be deemed bailed to MVNE SP for mutual benefit, and title thereto will at all times remain in DISH. MVNE SP agrees to pay for all such materials, tools and equipment spoiled by MVNE SP or not otherwise satisfactorily accounted for.

7.3.	Devices.

7.3.1.	MVNE SP will provide compatibility verification for all Devices used for DISH Subscribers to determine whether or not each Device can be deployed on the DISH MVNO and/or MNO networks.

7.3.2.

Approved Devices. MVNE SP and DISH will implement a process with DISH to authorize MVNE SP to obtain directly from the Underlying Carrier a list of approved Devices that have been previously been tested against the Underlying Carrier’s requirements for wholesale customers (“Approved Devices”).

7.3.3.

Authorization. MVNE SP will have no liability for DISH’s or DISH Subscribers’ Devices failure to meet industry or certification standards for compatibility or regulatory requirements associated with DISH’s Customer Offerings, or for Devices that do not work on the Underlying Carrier Network or do not work properly, except to the extent caused by any act(s) or omission(s) of MVNE SP, its Affiliates or any MVNE Personnel.

7.3.4.

SIM Card Acquisition. DISH will be solely responsible for purchasing SIM Cards, and MVNE SP will have no liability for the purchase price of SIM Cards purchased by DISH. MVNE SP and DISH will each test and approve an initial SIM Card profile as provided by the SIM Card Vendor. MVNE SP will coordinate with DISH and any Underlying Carrier to provide SIM Card vendors the necessary input file(s) for manufacture of the SIM Cards. The SIM card vendors will be responsible for providing MVNE SP and DISH the necessary output files for use of the SIM Cards on the Underlying Carrier Facilities.

7.4.

Operational Reconciliation. To the extent necessary, each calendar month MVNE SP will obtain from the Underlying Carrier or DISH will provide to MVNE SP a list of all MSISDN and SIM Card combinations in the Underlying Carrier’s systems and records, and for each MSISDN and SIM Card combination, (i) status (i.e., active, suspended or deactivated), and (ii) the features provisioned (e.g., Voice Service, SMS Service, Data Service) as of the day of reconciliation (the “Reconciliation Report”). If DISH’s internal records and systems are not consistent with the Underlying Carrier’s records and systems, then MVNE SP will resolve DISH’s records and systems within fifteen (15) business days and submit an updated Reconciliation Report either directly to the Underlying Carrier or to DISH for DISH to submit to the Underlying Carrier. For clarification purposes, the Reconciliation Report is for operational purposes only. Notwithstanding anything in this section, MVNE SP assumes no liability whatsoever for any invoices, bills or charges issued by the Underlying Carrier to DISH on the basis of the Reconciliation Reports or any other activities it engages in on behalf of Customer.

8.	GOVERNMENT REGULATION and LAWFUL INTERCEPTS.

8.1.

Compliance With Laws and Regulations. Each Party represents, warrants, and covenants to the other Party that it will comply in all material respects with all applicable local, state and federal laws and all applicable governmental rules, regulations and ordinances including, but not limited to, all electronic surveillance laws, any and all state public utility commission registrations, Taxes and Charges, maintaining DISH Subscriber’s call detail records as required by relevant Law and implementing rules, the Communications Act of 1934, as amended, international long distance (i.e., “Section 214 authority”), and the FCC implementing rules and orders (e.g., Customer Proprietary Network Information (“CPNI”) rules, compliance programs, certifications and filings), and that neither Party will cause the other Party to be in material violation of any applicable laws. MVNE SP has no responsibility for ensuring that all Numbers are assigned, used and disconnected in accordance with all applicable laws, regulations, and industry numbering resource guidelines.

8.2.

Subpoenas. Each Party will comply with lawful process and will cooperate in good faith in responding to lawful process. DISH will be responsible for providing notice or engaging in other activities consistent with its user agreements with its End Users.

8.3.

Lawful Intercepts. Each Party agrees to cooperate with the other regarding government requests for lawful intercepts of DISH Subscribers. MVNE SP is authorized to act on behalf of DISH in responding to requests for lawful intercepts with regard to DISH Subscribers. DISH understands and agrees that lawful intercepts may have different available information in Roaming situations and that MVNE SP’s primary responsibility will be for providing call detail records as directed by DISH.

9.	FEES, PAYMENT, REPORTING, TAXES.

9.1.

Schedule of Service Rates, Charges, Fees and Other Amounts. In consideration for the Service to be provided in this Agreement, DISH will pay MVNE SP the amounts for Service set forth in Schedule C (Pricing Schedule) of this Agreement [REDACTED]. Any and all Fees payable based on a monthly, quarterly or yearly basis shall be pro-rated for any partial month, quarter or year, as applicable. The Fees set forth in this Agreement will be the only Fees payable by DISH or its Affiliates with respect to the Services.

9.2.	[REDACTED]

9.2.1.	[REDACTED]

9.2.2.	[REDACTED]

9.2.3.	[REDACTED].

9.3.

Disputes. If DISH elects to disputes charges appearing on an Invoice, DISH must do so within twelve (12) months of the date of the Invoice on which the disputed charges first appear. DISH must specifically identify in writing the invoice by date, by invoice number, the specific charges it disputes and the reason for disputing such charges. DISH waives its rights to dispute charges if it fails to comply with this Section 9.3. Amounts subject to a bona fide dispute will not be subject to late payment fees until MVNE SP completes its investigation of the disputed charges. If the Parties are able to resolve the dispute, DISH will pay the charges due in connection with such resolution within sixty (60) days of such resolution. If DISH elects to continue to dispute charges after MVNE SP has completed its investigation, DISH shall comply with this Agreement’s dispute resolution procedures. DISH shall not be responsible for any charges invoiced more than twelve (12) months after the close of the billing period in which the charges were incurred.

9.4.

Payment. All payments (including prepayments) by DISH will be via an electronic funds transfer in the format designated by MVNE SP from time to time or, at DISH’s option, by check sent to the following address or such other address as MVNE SP may notify DISH in writing in accordance with Section 18.3 from time to time.

9.5.	[REDACTED]

9.6.	[REDACTED].

10.	TAXES AND GOVERNMENTAL FEES

10.1.	Federal and State Taxes

10.1.1

MVNE SP shall be responsible for all taxes (including state, federal, territory and foreign income and withholding taxes) asserted or levied on any amounts accrued, owed or paid to MVNE SP under this Agreement.

10.1.2

Within 15 days after the Effective Date, MVNE SP shall provide DISH with an IRS Form W-8 or W-9 or equivalent state, territory or foreign withholding documentation, as applicable, and an employer identification or other tax identification number, as applicable.

10.1.3

Unless MVNE SP delivers proof to DISH (satisfactory to DISH) that payments to MVNE SP are exempt from withholding taxes, or subject to a reduced rate of withholding, in each case, as documented on the applicable withholding documentation, DISH may withhold, from payments payable to MVNE SP under this Agreement, applicable withholding taxes at the highest rate under applicable tax Law. In the event that DISH at any time, whether as a result of a change in laws or otherwise, determines that it is required to withhold taxes, it shall provide MVNE SP with the requisite documentation in order to permit MVNE SP to support a claim for withholding tax credits. In no event will DISH be required to gross-up or otherwise compensate MVNE SP for such withholdings.

10.1.4

Resale. MVNE SP acknowledges and agrees that: (a) the Services purchased by DISH are for resale to one or more Affiliate(s) of DISH; (b) MVNE SP may not charge or collect sales tax from DISH, provided that DISH provides MVNE SP with all relevant documentation in support of such tax exemption as requested by MVNE SP from time-to-time; and (c) all terms and conditions of this Agreement will be fully enforceable by the Affiliate(s) to which DISH reallocates the Services as if such entity were a party to this Agreement. MVNE SP acknowledges that DISH has provided to MVNE SP resale certificates with respect to the resale of the Services. At MVNE SP’s request on an annual basis, DISH will provide to MVNE SP updated resale certificates. For clarity, solely with respect to the rights and licenses provided pursuant to this Agreement, a “resale” means a transfer of such rights and licenses (e.g., a sublicense) and not a conveyance of ownership. For purposes of clarification, nothing in this Section 10.1.4 relieves DISH of any obligations it has pursuant to Section 18.9 (Assignment). If for any reason the resale certificates are invalid, DISH will be responsible for:(i) payment of any sales or use taxes due as a result of such invalidity, together with any fees, interest or penalties.

10.2

Federal Universal Service Support. Prior to or simultaneous with the execution of this Agreement, DISH and/or its Affiliates agree to execute the Federal Universal Service Fund (“FUSF”) certification attached hereto as Schedule H. Further, DISH and/or its Affiliates agree to deliver to MVNE SP and/or its Affiliates an updated FUSF certification within twenty (20) days of any change in its FUSF contributor status. Provided that DISH and/or its Affiliates comply with the FUSF contributor certification requirement in this Section 10.2, and indicates in the certification that it contributes to the FUSF in connection with the Services, MVNE SP and/or its Affiliates will not assess FUSF surcharges on DISH and/or its Affiliates invoices. However, DISH and/or its Affiliates agree that, if it fails to provide a timely and complete FUSF certifications, or if the FUSF certifications provided are outdated, or inaccurate or have some other defect that renders them ineffective, or if the FCC or the Universal Service Administrative Company (“USAC”) determines that MVNE SP and/or its Affiliates are otherwise liable for FUSF contributions based on the Services, MVNE SP and/or its Affiliates may assess DISH and/or its Affiliates an amount necessary to recover the amount of MVNE SP’s and/or its Affiliates FUSF contribution that MVNE SP and/or its Affiliates owe the USAC and MVNE SP and/or its Affiliates may also assess any resulting penalties or interest assessed by USAC or the FCC or other federal government agencies. For purposes of clarification, this surcharge may be assessed on DISH and/or its Affiliates to recover amounts that MVNE SP /or its Affiliates owe to the FUSF for contributions that MVNE SP and/or its Affiliates should have made based on the provision of Services to DISH and/or its Affiliates for all past periods as determined by the FCC or USAC, any and all penalties and interest, including any imposed by other federal agencies, as well as include FUSF surcharges on a going-forward basis based on the Services provided to DISH and/or its Affiliates pursuant to this Agreement.

10.3	Cooperation. The Parties agree to reasonably cooperate to minimize the application of any taxes and fees applicable to the Services provided hereunder to the fullest extent of the Law.

11	INDEMNIFICATION

11.1

MVNE SP’S Indemnification. Except for IP Claims, MVNE SP shall indemnify, defend and hold DISH and DISH’s Affiliates, and its and their respective officers, directors, members, managers, consultants, employees, agents and shareholders, and its and their respective assigns, heirs, successors and legal representatives (collectively, the “DISH Indemnitees”) harmless from and against, any and all Claims arising out of or in connection with MVNE SP’s provision of the Services, provided that such Claims are not brought by a DISH Affiliate, that relate to, arise out of or are incurred in connection with: (a) MVNE SP’s gross negligence or willful misconduct; (b) MVNE SP’s unlawful acts or omissions (including those of MVNE SP’s Personnel); (c) MVNE SP’s acts or omissions that directly cause DISH and/or DISH’s Affiliates to violate any applicable Law and only if DISH and/or DISH’s Affiliates acts or omissions do not contribute to such violation of applicable law; (d) MVNE SP’s breach of any representation warranty or covenant of this Agreement, provided that such is expressly provided for by this Agreement; (e) the failure of MVNE SP to comply with, or any actual or alleged violation of, any Law; (f) any Claim brought by MVNE SP’s Personnel; (g) Claims by an Underlying Carrier arising from the failure of MVNE SP to comply with Section 2.10.4 or with DISH’s written instructions to MVNE SP to suspend Services to any DISH Subscribers where an Underlying Carrier alleges Fraudulent Usage by such DISH Subscriber(s); (h) Claims brought by the Universal Service Administration Company against DISH for failing to accurately calculate its FUSF liabilities directly related to DISH Subscribers, except to the extent that: (1) DISH’s actions or omissions have contributed to the inaccuracies of the reports provided by MVNE SP to DISH; (2) DISH is only entitled to rely on reports specifically requested by DISH limited to DISH Subscribers where DISH notifies MVNE SP that DISH will rely on such reports for the purpose of calculating DISH’s FUSF contribution obligations for DISH Subscribers; (3) DISH reasonably relied upon such reports; and (4) such inaccuracies are unrelated to how DISH completed the relevant reporting forms or classified DISH Subscriber revenues as USF assessable or non-assessable; or (i) Claims brought by law enforcement agencies or any other governmental agency or entity against DISH for its failure or delay to provide information lawfully requested of DISH concerning DISH Subscribers due to MVNE SP failing to provide such information that DISH reasonably requests and reasonably relied upon from MVNE SP (unless DISH is already in possession of such information) that is necessary to enable DISH to comply with any subpoenas, other lawful process, or other lawful intercept Laws.

11.2

MVNE SP’s Indemnification for IP Claims. MVNE SP shall indemnify, defend and hold the DISH Indemnitees harmless from and against, any and all IP Claims, provided that such IP Claims are not brought by a DISH Affiliate, provided further however that MVNE SP shall have no obligations under this Section 11 with respect to IP Claims to the extent directly caused by:

11.2.2	any DISH Materials provided by DISH or its Affiliates to MVNE SP;

11.2.3

use of any Deliverables in combination with any materials or equipment not supplied to DISH by MVNE SP, except (a) where the combination is required for DISH to reasonably use the Deliverables consistent and in accordance with the Specifications, (b) as expressly recommended for DISH’s use by MVNE SP in writing, or (c) if accepted by MVNE SP in the applicable Order Form or Statement of Work as recommended for DISH’s use with the Deliverables; or

11.2.4

any modifications or changes made to the Deliverables by or on behalf of any Person other than by or on behalf of MVNE SP or MVNE SP Personnel, unless made at the written direction or written recommendation of MVNE SP Personnel.

11.3

IP Claims. If DISH or its any of its Affiliates becomes subject to an IP Claim, MVNE SP shall, at its option and expense, (a) procure for DISH or its Affiliates the right to use the Services; (b) replace the Services with equivalent, non-infringing Services; or (c) modify the Services so they become non-infringing, provided that the Services so modified shall be substantially equivalent to the Services in features, functionality and performance. In the event options (a)-(c) above are unsuccessful after MVNE SP or its Affiliates exercise their commercially reasonable efforts, then either Party may terminate this Agreement or, at such Party’s option, the infringing Services, by written notice to the non-terminating Party. For the avoidance of doubt, this Section 11.3 does not limit MVNE SP’s indemnification obligations under Section 11.2.

11.4

DISH’s Indemnification. DISH shall indemnify, defend and hold MVNE SP and its Affiliates, and its and their respective officers, directors, members, managers, consultants, employees, agents and shareholders, and its and their respective assigns, heirs, successors and legal representatives (collectively, the “MVNE SP Indemnitees”) harmless from and against, any and all Claims, provided that such Claims are not brought by a MVNE SP Affiliate, that relate to, arise out of or are incurred in connection with: (a) DISH’s gross negligence or willful misconduct; (b) DISH’s unlawful acts or omissions (including those of DISH’s Personnel); (c) DISH’s acts or omissions that directly cause MVNE SP and/or MVNE SP’s Affiliates to violate any applicable Law and only if MVNE SP and/or MVNE SP’s Affiliates acts or omissions do not contribute to such violation of applicable Law; (d) DISH’s breach of any representation or warranty or covenant of this Agreement, provided that such is expressly provided for by this Agreement; (e) the failure of DISH to comply with, or any actual or alleged violation of, any Law; (f) Claims by Underlying Carrier based on the failure of MVNE SP to suspend Services to one of more End Users due to alleged Fraudulent Usage by such End User(s) where MVNE SP has complied with Section 2.10.4 or acts in compliance with instructions from DISH; (g) the failure of DISH to pay or comply with its FUSF obligations except to the extent such failure is due to one of the conditions identified in Section 11.1(h); or (h) Claims by End Users that MVNE SP’s compliance with subpoenas, other lawful process, or other lawful intercept Laws violates any agreement between such End User and DISH or its Affiliate or DISH’s privacy policy or any other End User agreements for the relevant Customer Offering.

11.5	Indemnification Procedures

11.5.1

Promptly after becoming aware of any Claim with respect to which a Party has an obligation to indemnify the other Party (an “Indemnified Claim”), the Party seeking indemnification (the “Indemnified Party”) must give notice of the Indemnified Claim to the other Party (the “Indemnifying Party”), accompanied by a copy of any written documentation regarding the Indemnified Claim received by the Indemnified Party. The Indemnifying Party shall have the right to select counsel of the Indemnifying Party’s choice, direct the litigation and negotiate a settlement; provided, however, that any such settlement may not impose any obligation whatsoever on the Indemnified Party that is not wholly discharged or dischargeable by the Indemnifying Party and may not impose any conditions or obligations on the Indemnified Party (including, without limitation, any admission by or on behalf of the Indemnified Party or any terms or conditions that do or reasonably could result in any admission by or on behalf of the Indemnified Party) other than the payment of monies that are readily measurable for purposes of determining the monetary indemnification or reimbursement obligations of the Indemnifying Party, unless the Indemnified Party provides the Indemnifying Party with its prior written consent. The Indemnified Party may participate in and observe the proceedings at its own cost and expense.

11.5.2

In the event that the Indemnifying Party: (a) fails to notify the Indemnified Party of the Indemnifying Party’s intent to take any action within ten (10) days following receipt of a notice of an Indemnified Claim (if such failure to notify materially prejudices the Indemnified Party’s rights or has a material, adverse impact on such Party’s obligations hereunder); or (b) fails to proceed in good faith with the resolution of the Indemnified Claim, then (i) the Indemnified Party may, with prior written notice to the Indemnifying Party and without waiving any rights to indemnification, defend or settle the Indemnified Claim without the prior written consent of the Indemnifying Party; and (ii) the Indemnifying Party shall reimburse the Indemnified Party on demand for all damages incurred by the Indemnified Party in defending or settling such Indemnified Claim.

11.6	Exclusions.

11.6.1

Notwithstanding anything to the contrary in this Agreement, the Indemnifying Party is not obligated to indemnify, hold harmless, or defend the Indemnified Party against any Indemnified Claim (whether direct or indirect) to the extent such claim or corresponding losses arise out of or result from, in whole or in part, the Indemnified Party’s gross negligence or more culpable act or omission (including recklessness or willful misconduct) or bad faith failure to materially comply with any of its material obligations set forth in this Agreement.

11.6.2

DISH covenants to MVNE SP that DISH shall not exercise any other rights it may have under Law, this Agreement or at equity based on or arising out of any IP Claim until such time as such IP Claim has been resolved consistent with this Section 11. Notwithstanding the foregoing, DISH may exercise any such rights to the extent necessary to preserve any such claims under applicable statutes of limitation.

12	TERM AND TERMINATION.

12.1

Initial Term. The term of this MSA will commence on the Effective Date and, unless terminated sooner by either Party in accordance with the terms and conditions of this Agreement, will expire on the four (4) year anniversary of the Effective Date (the “Initial Term”); provided, however, that in the event that the term of any Order Form (each, a “Service Term”) as set forth in such Order Form, extends beyond the Initial Term and any renewal term (together, the “Term”), then the Term will be automatically extended through the date of expiration or sooner termination of such Order Form solely with respect to any such Order Form(s).

12.2	Initial Term Extension. [REDACTED].

12.3

Automatic Renewal. The Term of this MSA will automatically extend from year to year following the Initial Term unless terminated by either Party upon written notice to the other Party no later than ninety (90) days prior to the expiration of the Initial Term or renewal term, as applicable; provided, however, that the automatic renewal of this MSA will not serve to extend any particular Service Term. MVNE SP will notify DISH ninety (90) days’ prior to the expiration of any Service Term, which notice will also state DISH’s right to renew such Order Form in accordance with this Section 12.3 and/or the applicable Order Form (the “Expiration Notice”). In the event that DISH elects to renew or extend any Service Term, then the terms and conditions of such Order Form shall remain in full force and effect without modification.

12.4	Transition Period.

12.4.1

In the event that either Party sends a written notice to the other Party terminating this Agreement in accordance with the termination provisions set forth in this Agreement or any applicable Order Form (a “Termination Notice”), or MVNE SP sends the Expiration Notice, or this Agreement otherwise terminates or expires for any reason, then, with respect to this Agreement, any applicable Order Form or other written agreement pursuant to which DISH or a DISH Affiliate is receiving Services, DISH may, in its sole and absolute discretion and without prejudice to any of its rights under this Agreement, specify in such Termination Notice or, within thirty (30) days following the date on which DISH receives any Termination Notice or Expiration Notice from MVNE SP, specify in a written notice responsive thereto (in either case, the “Transition Period Notice”) that such termination will not take effect until a date specified in such Transition Period Notice (the “Termination Effective Date”). The Termination Effective Date will be the earlier of: (a) any Termination Effective Date specified in a Termination Notice delivered to MVNE SP by DISH or specified in a written notice responsive to a Termination Notice from MVNE SP; and (b) the date that is twelve (12) calendar months following the date of the Transition Period Notice (such period, commencing on the date of the Transition Period Notice and ending on the Termination Effective Date, the “Transition Period”). DISH may elect, in its sole and absolute discretion, following thirty (30) days’ prior written notice to MVNE SP, to terminate the Transition Period earlier than Termination Effective Date upon not less than thirty (30) days’ prior written notice. MVNE SP shall notify DISH within thirty (30) days’ following receipt of such notice if such termination will cause MVNE SP to incur any costs or expenses and the amount of such costs and expenses. During the Transition Period, MVNE SP shall continue to provide the Services for the same Fees set forth in the applicable Order Form, pro-rated as necessary for the Transition Period, and shall provide transition and de-conversion services that are reasonably required by DISH or any DISH Affiliate. Any additional hourly-rate services necessary for the transition and de-conversion will be charged at the Professional Services Rates. MVNE SP shall provide any and all information and data, including, without limitation, Business Data or a subset thereof to the extent that MVNE SP does not maintain all Business Data in the ordinary course of MVNE SP’s performance in providing the Services, to DISH or a third party designated in writing by DISH.

12.4.2

Notwithstanding any provisions of Section 12.4.1 to the contrary, in the event that the Agreement is terminated due to DISH’s material breach, then (a) the Transition Period shall not commence until DISH cures such breach or MVNE SP agrees in writing to waive such breach by DISH, (b) to the extent that the material breach was due to DISH’s failure to pay any charges due pursuant to Section 9, MVNE SP shall have the discretion to require DISH to provide a deposit or prepayment prior to performing pursuant to Section 12.4.1; and (c) DISH’s failure to comply with this Section 12.4.2 within sixty (60) days of receiving written notice from MVNE SP of its failure to comply with this Section 12.4.2 will result in this Agreement terminating without a Transition Period.

12.5	Termination.

12.5.1

MVNE SP Termination Rights. MVNE SP may terminate this Agreement and/or any Order Form upon written notice to DISH: (a) if DISH breaches any material obligation, representation, warranty or covenant in this Agreement, and such default or breach is not cured within thirty (30) days following DISH’s receipt of written notice of such breach from MVNE SP; (b) immediately following DISH’s filing of a petition in bankruptcy, becoming insolvent, or seeking relief under any Law related to its financial condition or its ability to meet its payment obligations; or (c) immediately following any involuntary petition in bankruptcy being filed against DISH, or any relief under any such Law being sought by any of its creditors, unless the involuntary petition is dismissed or the relief is denied within ninety (90) days after it has been filed or sought.

12.5.2

DISH Termination Rights. DISH may terminate this Agreement and/or any Order Form upon written notice to MVNE SP: (a) if MVNE SP breaches any material obligation, representation, warranty or covenant in this Agreement and such breach is not cured within thirty (30) days following MVNE SP’s receipt of written notice of such breach from DISH, provided that, if immediate termination is provided for elsewhere in this Agreement, then immediate termination shall apply to such breach, provided further that such thirty (30)-day cure period shall not apply to any such breaches that are incapable of being cured; (b) immediately following MVNE SP’s filing of a petition in bankruptcy, becoming insolvent, or seeking relief under any Law related to its financial condition or its ability to meet its payment obligations; (c) immediately following any involuntary petition in bankruptcy being filed against MVNE SP, or any relief under any such Law being sought by any of its creditors, unless the involuntary petition is dismissed or the relief is denied within ninety (90) days after it has been filed or sought; or (d) in accordance with any other termination right set forth in the applicable Order Form. For the avoidance of doubt, DISH shall pay all undisputed invoices for Services that are performed and accepted prior to the effective date of any termination in accordance with this Agreement, including, without limitation, any applicable Order Form. Following the expiration or earlier termination of this Agreement for any reason or no reason at all, all further rights and obligations of the Parties will cease, except that (i) the Parties will not be relieved of any specific obligations under this Agreement that expressly survive or are to be performed after the expiration or earlier termination of this Agreement and (ii) MVNE SP shall provide DISH a prorated refund of amounts paid for any Services not yet received by the date of termination.

12.6

Termination for Cause. Either Party may terminate this Agreement for cause immediately upon notice to the other party if the other Party attempts to assign this Agreement in violation of Section 18.9 (Assignment).

12.7	Termination Upon Mutual Agreement. The Parties may agree by mutual written agreement to terminate this Agreement.

12.8

Survival of Obligations. [REDACTED]. Termination or expiration of this Agreement will not release either party from any liability that has already accrued to the other party at the time of termination or expiration or that thereafter may accrue with respect to any act or omission prior to termination or expiration, or from any obligation that is stated in this Agreement to survive termination or expiration.

13	INTELLECTUAL PROPERTY RIGHTS.

13.1

As between the Parties, each Party owns and shall retain any and all right, title and interest (including, without limitation, all copyright, patent, trademark, service mark, trade secret and/or other Intellectual Property rights) of such Party and/or its Affiliates in and to any: (a) Intellectual Property owned by such Party and/or its Affiliates prior to the Effective Date (collectively, the “Pre-Existing Intellectual Property”); and (b) except for any and all DISH Works and DISH Materials, any and all: (i) derivative works enhancements, modifications, additions or improvements to such Pre-Existing Intellectual Property (including, without limitation, any and all updates, changes, customizations, fixes, releases, versions and derivative works thereof) following the Effective Date; and (ii) other Intellectual Property developed following the Effective Date that, with respect to each of clauses (i) and (ii), is or are developed independently following the Effective Date by or on behalf of such Party and/or its Affiliates (clauses (i) and (ii), together, the “Developments”). For clarity, vis-à-vis the Parties, subject to the licenses granted to MVNE SP pursuant to Section 2.4 above, any and all Pre-Existing Intellectual Property of DISH and any DISH Affiliate (including, without limitation, DISH Data, DISH Materials, and/or any content, data or scripts provided by DISH for inclusion in any Service) is, and shall remain, the sole and exclusive property of DISH or such DISH Affiliate, as applicable, and, subject to the rights and licenses granted to DISH pursuant to Section 2.4 above, any and all Pre-Existing Intellectual Property of MVNE SP and any MVNE SP Affiliate (including, without limitation, the Hosted Service and the Ting Platform), is and shall remain the sole and exclusive property of MVNE SP or such MVNE SP Affiliate, as applicable. Notwithstanding this Section 13.1 or any other provision in this Agreement to the contrary, (i) all Intellectual Property Rights in and to DISH Works and DISH Materials shall exclusively remain the sole and exclusive property of DISH or its Affiliate as applicable; and (ii) all Intellectual Property Rights in and to the Hosted Services, and the Ting Platform (excluding any DISH Works or DISH Materials incorporated therein) shall remain the sole and exclusive property of MVNE SP or its Affiliate as applicable.

13.2

Each Party hereby assigns the other Party all right, title and interest in and to any Developments to the other Party’s Pre-Existing Intellectual Property, and agrees to execute and to cause its Affiliates to execute all such further instruments and documents and to take all such further action as the other Party may reasonably require in order to effectuate the terms and purposes of this Agreement. MVNE SP hereby assigns to DISH all right, title and interest in and to DISH Works and DISH Data, and agrees to execute and to cause its Affiliates to execute all such further instruments and documents and to take all such further action as DISH may reasonably require in order to effectuate the terms and purposes of this Agreement. DISH hereby assigns to MVNE SP all right, title and interest in and to the Hosted Service and the Ting Platform, and agrees to execute and to cause its Affiliates to execute all such further instruments and documents and to take all such further action as MVNE SP may reasonably require in order to effectuate the terms and purposes of this Agreement.

13.3

Each Party (“Licensor”), for itself and on behalf of its Affiliates, hereby grants to the other Party (“Licensee”) a worldwide, royalty-free, irrevocable, perpetual, non-exclusive, sublicensable (solely to Licensee’s Affiliates or in connection with the operation of the Licensee’s and its Affiliates' businesses), transferable (solely in connection with a sale of all or substantially all of the assets or business to which such license relates) license to use, modify, create derivative works of and otherwise exploit any derivative works, additions, modifications, improvements or enhancements created or developed by or on behalf of Licensee or its Affiliates to any Pre-Existing Intellectual Property of Licensor with respect to any Deliverable as reasonably described in or consistent with a Statement of Work.

14	CONFIDENTIALITY.

14.1      Confidential Information. “Confidential Information” of a Party means all information of or relating to either Party or such Party’s Affiliate(s) (whether of a business, technical or other nature) that the other party knows or reasonably should know to be confidential or proprietary. Without limiting the generality of the foregoing, Confidential Information includes all information not generally known to the public that relates to the business, technology, finances, budgets, projections, proposals, practices of either Party or its Affiliates, including without limitation the terms of this Agreement, and all information relating to either Party’s or its Affiliate’s business plans and proposals, marketing plans and proposals, technical plans and proposals, research and development, and pricing plans, and the relationship between the Parties, including its existence. All Confidential Information of a Party will be considered trade secrets of that Party or its relevant Affiliate and will be entitled to all protections given by law to trade secrets. Any and all media (whether written, film, tape, optical, magnetic, opto-magnetic or otherwise) embodying any of the information described above are also Confidential Information. Confidential Information does not include information that: (a) was in or entered the public domain through no fault of the receiving party; (b) the receiving party can show, by written evidence, was rightfully in the receiving Party’s possession without any obligation of confidentiality prior to receipt thereof from the disclosing party; (c) is disclosed to receiving Party by a third party legally entitled to make the disclosure without breach of any obligation of confidentiality; (d) is required to be disclosed by applicable laws or regulations (but only to the extent required to be disclosed); or (e) is independently developed by the receiving Party without reference to or use of any Confidential Information of the other Party.

14.2       Non-Disclosure of Confidential Information. During the Term and at all times thereafter, both Parties including their affiliates and subsidiaries, as well as their respective employees and contractors may not directly or indirectly (a) disclose to any Person any Confidential Information of the other party or in any other way publicly or privately disseminate the Confidential Information (except as may be required by either Party to satisfy reporting obligations to a government or regulatory agency); or (b) assist, authorize or encourage anyone else to use, disclose, or disseminate any Confidential Information of the other Party. The Parties will: (i) hold all Confidential Information in confidence using the same degree of care that the Party uses to protect its own confidential and proprietary information (but in no event less than reasonable care); (ii) use the Confidential Information only for the purpose of performing obligations under this Agreement; (iii) reproduce any Confidential Information only to the extent necessary to perform its obligations; (iv) restrict disclosure of and access to the Confidential Information only to those employees and contractors who are directly concerned with, and who agree to maintain the confidentiality of, the Confidential Information; and (v) take all precautions necessary and appropriate to guard the confidentiality of the Confidential Information, in the same, but no less than reasonable manner in which the disclosing Party safeguards its own Confidential Information. Each Party is responsible for ensuring compliance with this Section 14.2 by all of its employees and contractors.

14.3      Required Disclosures. Notwithstanding anything to the contrary herein, each Party receiving Confidential Information and its Affiliates may disclose Confidential Information to third parties or contractors of the receiving Party or its Affiliates; provided, that all such Persons have been informed of the confidential nature of the information and directed to keep such information confidential and are subject to binding obligations of confidentiality with respect to such information; provided, further, that any disclosure pursuant to this Section 14.3 shall be made only subject to such procedures the receiving Party determines in good faith are reasonable and appropriate in the circumstances, taking into account the need to maintain the confidentiality of such information.

14.4      Return of Records. No later than thirty (30) days after the termination of this Agreement, both Parties will promptly return or destroy all Confidential Information in its (or its employees’ or contractors’) possession or control (including all originals and copies of all or any portion of any Confidential Information), provided that each Party and its Affiliates may retain Confidential Information in backups, archives, and disaster recovery systems until such Confidential Information is deleted in the ordinary course, provided that the Party retaining any such Confidential Information shall remain subject to all obligations set forth in this Article 14 until such Confidential Information is fully and permanently deleted. Either Party may direct the other Party as to its election of return or destroy such Party’s Confidential Information. Each Party shall inform the other Party in writing of its election to have the other Party return or destroy such Party’s Confidential Information. Should a Party fail to notify the other Party of its election within thirty (30) days of termination of this Agreement, then such Confidential Information of the other Party shall be destroyed. An officer of the Party destroying such Confidential Information shall certify in writing to the other Party that it has complied with its obligations pursuant to this Section 14.4.

14.5       Injunctive Relief. Each Party acknowledges and agrees that the breach of such Party’s obligations under this Section 14 will result in substantial and irreparable harm and injury to the other Party and/or such Party’s Affiliates for which monetary damages alone would be an inadequate remedy, and that damages are difficult to accurately measure. Accordingly, each Party agrees that the other Party will be entitled to obtain immediate injunctive relief, as well as any other equitable relief allowed by the federal or state courts. The foregoing remedy of injunctive relief is agreed to without prejudice to such Party to exercise any other rights and remedies it may have at law, in equity, or under contract including, without limitation, this Agreement, all of which each Party hereby expressly reserves.

15	LIMITATION OF LIABILITY.

15.1

EXCEPT FOR LIABILITIES ARISING FROM A BREACH OF A PARTY’S OBLIGATIONS OF CONFIDENTIALITY, OR LIABILITY FOR INDEMNIFICATION, IN NO EVENT WILL EITHER PARTY OR ANY AFFILIATE OF EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY EXEMPLARY, SPECIAL, INCIDENTAL, CONSEQUENTIAL, PUNITIVE, OR ENHANCED DAMAGES OR OTHER INDIRECT DAMAGES (INCLUDING, WITHOUT LIMITATION, ANY PAYMENT FOR LOST BUSINESS, FUTURE PROFITS, LOSS OF GOODWILL, REIMBURSEMENT FOR EXPENDITURES OR INVESTMENTS MADE OR COMMITMENTS ENTERED INTO, TERMINATION OF EMPLOYEES OR EMPLOYEES SALARIES, OVERHEAD OR FACILITIES INCURRED OR ACQUIRED BASED UPON THE BUSINESS DERIVED OR ANTICIPATED UNDER THIS AGREEMENT), ARISING OUT OF, OR RELATING TO, AND/OR IN CONNECTION WITH THIS AGREEMENT, REGARDLESS OF (A) WHETHER SUCH DAMAGES WERE FORESEEABLE, (B) WHETHER OR NOT A PARTY WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, (C) THE LEGAL OR EQUITABLE THEORY (CONTRACT, TORT OR OTHERWISE) UPON WHICH THE CLAIM IS BASED, AND (D) WHETHER SUCH CLAIMS ARE BASED ON TERMINATION, PROTECTION, NON-RENEWAL OR SIMILAR LAWS.

15.2	[REDACTED].

15.3	[REDACTED]

15.4

THE LIMITATIONS AND EXCLUSIONS SET FORTH IN THIS SECTION 15 SHALL NOT APPLY TO DAMAGES OR LIABILITIES ARISING FROM THE GROSSLY NEGLIGENT ACTS OR OMISSION OR WILLFUL MISCONDUCT OF EITHER PARTY IN PERFORMING ITS OBLIGATIONS UNDER THIS AGREEMENT OR A PARTY’S OBLIGATION TO PAY PURSUANT TO SECTION 18.17 (ATTORNEY’S FEES AND COSTS) OF THIS AGREEMENT.

15.5

THE LIMITATION OF LIABILITY PROVISIONS SET FORTH IN THIS SECTION 15 SHALL APPLY EVEN IF THE NON-BREACHING PARTY’S REMEDIES UNDER THIS AGREEMENT FAIL OF THEIR ESSENTIAL PURPOSE. EACH PARTY ACKNOWLEDGES AND AGREES THAT THE PARTIES ENTERED INTO THIS AGREEMENT IN RELIANCE UPON THE LIMITATIONS OF LIABILITIES SET FORTH IN THIS SECTION 15, THAT THE SAME REFLECT AN ALLOCATION OF RISK BETWEEN THE PARTIES (INCLUDING THE RISK THAT A CONTRACT REMEDY MAY FAIL OF ITS ESSENTIAL PURPOSE AND CAUSE CONSEQUENTIAL LOSS), AND THAT THE SAME FORM AN ESSENTIAL BASIS OF THE BARGAIN BETWEEN THE PARTIES.

15.6	[REDACTED]

16

RECORDS. MVNE SP shall maintain complete and accurate books and records of MVNE SP’s performance or failure to perform under this Agreement and any payments, charges or other amounts paid or to be paid to either Party pursuant to this Agreement (collectively, the “Records”). During the Term, DISH may request and MVNE SP shall provide to DISH copies of the Records. Such Records shall be deemed MVNE SP’s Confidential Information subject to Section 14 (Confidentiality). In the event the Records reveal that MVNE SP has overcharged or under credited DISH (including, without limitation, MVNE SP’s failure to apply applicable credits to the fees as prescribed under this Agreement), then, within thirty (30) days following DISH’s delivery of notice of such overcharge or under credit, MVNE SP shall issue an invoice credit to DISH in an amount equal to the sum of the amount of any such overcharge or under credit (or the amount due as a refund for any and all applicable credits). If any credits or portions thereof are not fully used as of the date of any termination or expiration of this Agreement for any reason or no reason, MVNE SP shall pay such unused amounts no later than sixty (60) days following such termination or expiration. Such payment obligation shall survive any termination or expiration of this Agreement.

17	Information Security. At all times during the Term, MVNE SP will comply with the material requirements of Schedule I (Information Security Requirements).

18	GENERAL PROVISIONS.

18.1	Governing law and venue; waiver of jury trial; specific performance. Subject to the Dispute Escalation procedures set forth in Section 18.14 (Dispute Escalation), this Agreement, and all Actions (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by, and enforced in accordance with, the Laws of the State of New York, including its statutes of limitations, without giving effect to any borrowing statute or applicable principles of conflicts of law to the extent that the application of the laws (including statutes of limitation) of another jurisdiction (whether of the State of New York or any other jurisdiction) would be required thereby. The Parties acknowledge that the respective rights and obligations of each Party as set forth in the Agreement are based on law and the regulatory environment as it exists as of the Effective Date. If any legislative body, regulatory or judicial order, rule, regulation, arbitration or dispute resolution or other legal or regulatory action materially affects the provisions of this Agreement, then either Party may, by providing written notice to the other party, require that the affected provisions of the Agreement be renegotiated in good faith.

18.2

Headings and Interpretation. Headings of sections of this Agreement are included for convenience only and may not be used to define, limit, extend or interpret the terms of this Agreement. Each capitalized term applies equally to both the singular and plural forms thereof. The Parties acknowledge and agree that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party will not be employed in the interpretation of this Agreement or any exhibits to this Agreement. No course of dealing, course of performance or usage of trade may be considered in the interpretation or enforcement of this Agreement. The Parties waive any right they may have to introduce evidence of any such course of dealing, course of performance or usage of trade. The term “day” when used in this Agreement, unless specified as a business day, means calendar day. For the purposes of this Agreement, a “business day” means a weekday (other than a Saturday or a Sunday) excluding any national (U.S.) holiday.

18.3	Notices. All notices and other communications under this Agreement will be given in writing (email sufficient) and be deemed to have been duly given and effective:

18.3.1	Upon receipt if delivered in person, or via email;

18.3.2	1 day after deposit prepaid with a national overnight express delivery service; or

18.3.3	3 days after deposit in the United States mail.

18.3.4	Either party may change the following contact information upon written notice to the other party.

18.3.5	Notices are to be delivered or transmitted to:

If to be given to MVNE SP:	If to be given to DISH:
Ting, Inc.	DISH Wireless L.L.C.
Attn: Chief Executive Officer If by nationally recognized courier service:	Attn: Chief Information Officer If by nationally recognized courier service:
96 Mowat Ave. Toronto, ON Canada M6K 3M1	9601 South Meridian Blvd. Englewood, Colorado 80112 If by first-class certified mail: P.O. Box 6655 Englewood, Colorado 80155

If by facsimile: Fax #: (303) 723-2050

Cc: Davinder Singh,

Chief Financial Officer

If by nationally-recognized courier service:

Same address as noted above for DISH

nationally-recognized courier delivery

with a copy by email to: legal@tucows.com

Cc: Office of the General Counsel

DISH Wireless L.L.C.

If by nationally-recognized courier service:

Same address as noted above for DISH

nationally-recognized courier delivery

If by first-class certified mail:

Same address as noted above for DISH first-

class certified mail delivery

If by facsimile:

Fax #: (303) 723-2050

18.4	Policy Types and Coverage.

18.4.1

MVNE SP shall, at all times during the Term and at MVNE SP’s sole cost and expense, maintain the following insurance policies: (a) commercial general liability insurance covering bodily injury, property damage, personal and advertising injury liability and contractual liability, with limits of not less than one million and 00/100 dollars ($1,000,000.00) for any one (1) occurrence and two million and 00/100 dollars ($2,000,000.00) annual aggregate, naming “DISH Purchasing Corporation and its parent companies, subsidiaries and affiliates” as additional insureds; (b) workers’ compensation insurance, with limits of not less than the greater of (i) one million and 00/100 dollars ($1,000,000.00) and (ii) the minimum amount required by Law; (c) umbrella/excess liability insurance with limits of not less than five million and 00/100 dollars ($5,000,000.00) per occurrence and five million and 00/100 dollars ($5,000,000.00) annual aggregate in excess of the commercial general liability and business auto liability insurance, naming “DISH Purchasing Corporation and its parent companies, subsidiaries and affiliates” as additional insureds) “All Risk” property insurance covering not less than one hundred percent (100%) of the replacement value of MVNE SP’s personal property; (d) cyber-liability insurance covering acts, errors and/or omissions arising out of Services performed under this Agreement, with limits of not less than five million and 00/100 dollars ($5,000,000.00) per occurrence and five million and 00/100 dollars ($5,000,000.00) annual aggregate; and (e) professional liability insurance covering acts, errors or omissions arising out of Services performed under this Agreement, with limits of not less than three million and 00/100 dollars ($3,000,000.00) per occurrence and five million and 00/100 dollars ($5,000,000.00) annual aggregate.

18.4.2

Other Policy Terms. Each insurance policy described in this Section 18.3.7 must: (a) provide that the proceeds of the insurance policy are payable to DISH; (b) be maintained with an insurer with an A.M. Best Company, Inc. rating of at least A-, Financial Class Size VII; (c) provide it cannot be cancelled or modified without thirty (30) days’ advance written notice to DISH; (d) be primary and noncontributory to any insurance maintained by DISH; (e) contain a waiver of subrogation against DISH and DISH’s Affiliates; and (f) have an extended reporting period or “tail” of not less than two (2) years following the expiration or sooner termination of this Agreement if such insurance policy is a “claims-made” insurance policy.

18.4.3

Certificates; No Waiver. Immediately upon DISH’s request, MVNE SP shall deliver to DISH original certificates of insurance evidencing the insurance policies required by Section 18.3.7 of this Agreement. For the avoidance of doubt, this Section 18.3.8 does not waive, modify or otherwise alter MVNE SP’s obligations pursuant to any other provision of this Agreement.

18.5	Force Majeure.

18.5.1

The obligations of DISH or its Affiliates or MVNE SP or its Affiliates under this Agreement will be suspended to the extent that such Party is wholly or partially precluded from complying with its obligations under this Agreement by force majeure. Force majeure includes, but is not restricted to, Acts of God, fire, storm, flood, earthquake, explosion, accident, act of the public enemy, war, rebellion, insurrection, sabotage, outbreak, epidemic, public health emergency, quarantine restriction, labor dispute, labor shortage, transportation embargo or failure, or any other event or circumstance beyond such Party’s control. If any force majeure limits MVNE SP or its Affiliates ability to deliver goods or Services to DISH or its Affiliates, MVNE or its Affiliates may make partial deliveries to DISH or its Affiliates in proportions that are reasonable under the circumstances.

18.5.2

In addition to, and without limiting, the foregoing, each Party expressly acknowledges and agrees that it was and will not be possible for MVNE SP or its Affiliates to foresee all the consequences that the existence and spread of the SARS-CoV-2 virus (the “Pandemic”) may have or cause, including without limitation, the actions or recommendations by authorities. Consequently, each Party acknowledges that: (i) the other Party’s obligations and ability to perform under this Agreement may be affected thereby; and (ii) challenges and/or disruptions to performance may occur. The Parties agree that they will work together in good faith to agree on possible adjustments to the performance and delivery of the Services with a view toward securing as little disturbance or interruption to each Party’s performance under this Agreement as is reasonably practical; provided that neither Party shall be excused from timely and proper performance of its obligations under this Agreement arising from a failure to adequately plan for or mitigate the consequences or impact of the Pandemic.

18.6	No Other Agreements.

18.6.1

Each Party represents and warrants to the other Party that the execution and performance of this Agreement does not and will not violate any other contract or obligation to which the Party making such representation and warranty is a party. Neither Party will disclose to the other Party, or use or induce such other Party to use, any proprietary information or trade secrets of any other person, association or entity. This Agreement constitutes the entire agreement and understanding between MVNE SP and DISH with respect to the Services and supersede all offers, negotiations and other agreements concerning the Services. Neither party is relying on any oral or written representations or warranties from the other party, including, but not limited to, any representation or warranty as to the nature of competition or the results or effect of any advertising. No course of dealing, course of performance, or usage of trade may be invoked by either party to modify or supplement in any way the terms and conditions of this Agreement.

18.6.2	Except as set forth in this Agreement, any amendments to this Agreement must be in writing and signed by Authorized Representatives of DISH and MVNE SP.

18.7

Relationship, Authority and Representations. Nothing in this Agreement creates or will be construed or implied to create a relationship of partners, agency, joint venture, or employer and employee. Neither Party is not authorized to act as an agent for or legal representative of the other Party, and does not have authority to assume or create any obligation on behalf of, in the name of, or that will be binding upon such other Party.

18.8

Remedies Cumulative. Subject to Section 11.6.2, the rights and remedies expressly provided in this Agreement are cumulative and not exclusive of any rights or remedies that a Party would otherwise have.

18.9	Successor Interests and Assignment. This Agreement is binding upon the heirs, legal representatives, successors and assigns of DISH and MVNE SP.

18.10

Assignment. Neither Party may assign, license, sublicense or otherwise transfer any of its rights or obligations under this Agreement without the other Party’s prior written consent. Any assignment or transfer in violation of the foregoing shall be null and void ab initio. Notwithstanding the foregoing, either Party may, without consent or approval by the other Party: (i) assign this Agreement, in whole or in part and the rights and obligations thereunder to any Affiliate of such Party; provided, that with respect to the assigning Party, such Affiliate must be incorporated or formed within the Territory, have a financial position that is equal to or better than the assigning Party and have the technical expertise and experience to perform such Party’s obligations hereunder, or (ii) assign this Agreement, in whole or in part, to any successor entity to such Party, whether as a result of merger, sale of substantially all of a Party’s assets or by operation of Law; provided, that with respect to the assigning Party, such successor entity must be incorporated or formed within the Territory, have a financial position that is equal to or better than the assigning Party and have the technical expertise and experience to perform the assigning Party’s obligations hereunder.

18.11	[REDACTED]:

18.11.1	[REDACTED]

18.11.2	. [REDACTED]

18.11.3	[REDACTED]

18.11.3.1	[REDACTED]

18.11.3.2	[REDACTED]

18.11.3.3	[REDACTED]

18.11.3.4	[REDACTED]

18.12

          Further Assurances. Each party shall, and shall cause their respective Affiliates to, upon the reasonable request, and at the sole cost and expense, of the other party, promptly execute such documents and take such further actions as may be necessary to give full effect to the terms of this Agreement.

18.13

          Severability. If any provision of this Agreement is held invalid under any applicable law or court order, the invalidity will not affect any other provisions of this Agreement that can be given effect without the invalid provision. Further, all terms and conditions of this Agreement will be deemed enforceable to the fullest extent permissible under applicable law, and, when necessary, the court is requested to reform any and all terms or conditions to give them such effect.

18.14

          No Waiver. No failure by a Party to take action on account of any default or breach of this Agreement by the other party will constitute a waiver of that default or breach, or of the performance required of the other Party under this Agreement

18.15

         Dispute Escalation. If there is a dispute between the Parties relating to the Service or any other aspect of this Agreement, the Parties will each designate one or more representatives to meet and use good faith efforts to attempt to resolve the dispute prior to filing a legal action. If the representatives are unable to resolve the dispute within thirty (30) days after the date of written notice of the dispute from one Party to the other, then the Parties will escalate the dispute to the vice president level on each side. If the vice presidents are unable to resolve the dispute within thirty (30) days after the date of escalation, then either Party may file a legal action in accordance with Section 18.1. Notwithstanding the foregoing, nothing in this Agreement will prevent either Party from or require either Party to delay the filing of any claim for injunctive relief.

18.16

         Governing Law and Venue. This Agreement, and all Actions (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement), shall be governed by, and enforced in accordance with, the Laws of the State of New York, including its statutes of limitations, without giving effect to any borrowing statute or applicable principles of conflicts of law to the extent that the application of the laws (including statutes of limitation) of another jurisdiction (whether of the State of New York or any other jurisdiction) would be required thereby.

18.17	Attorney’s Fees and Costs. The prevailing party in any dispute under this Agreement will be entitled to recover its costs, including reasonable attorneys’ fees.

18.18

           No Third Party Beneficiaries. This Agreement is for the sole benefit of the parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or will confer upon any other Person any legal or equitable right, benefit, or remedy of any nature whatsoever, under or by reason of this Agreement.

18.19	Construction.

18.19.1

Interpretation. This Agreement will be interpreted according to the plain meaning of its terms without any presumption that it should be construed in favor of or against either party. Any list of examples following followed by “including” or “e.g.” is illustrative and not exhaustive, unless qualified by terms like “only” or “solely.” All references (e.g., to sections, parties, terms, and Schedules) are to the sections of, parties to, terms of, and Schedules to this Agreement, unless stated otherwise. All captions are intended solely for the parties’ convenience, and none will affect the meaning of any provision. The words “herein,” “hereof,” and words of similar meaning refer to this Agreement as a whole, including its Schedules. All references to “days” refer to calendar days, unless otherwise expressly set forth in this Agreement.

18.19.2

Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability will not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon a determination that any term or other provision is invalid, illegal, or unenforceable, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

18.19.3

No Waiver. No waiver by any party of any of the provisions hereof will be effective unless explicitly set forth in writing and signed by the waiving party. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power, or privilege arising from this Agreement will operate or be construed as a waiver thereof; nor will any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

18.20

            Entire Agreement. This Agreement, including, for clarity and without limitation, the recitals hereto and any and all Order Forms , amendments, attachments, schedules, addenda and/or exhibits to this Agreement or any such Order Form(s), set forth the entire, final and complete understanding between the Parties relevant to the subject matter of this Agreement, and supersede and replace all previous understandings or agreements, written, oral or implied, relevant to the subject matter of this Agreement made or existing before the Effective Date. The terms and conditions of this Agreement will apply to all work performed and Services rendered by MVNE SP during the Term. Any terms and/or conditions in MVNE SP’s quotation forms, sales forms, acknowledgements, invoices, click-through agreements, referenced hyperlinks, communications or the like that are inconsistent with the provisions of this Agreement are of no force or effect. Except as expressly provided by this Agreement, no Order Form, Change Request, waiver or modification of any of the terms or conditions of this Agreement will be effective or binding on either Party unless in writing and signed by the Authorized Representatives of each Party. This Agreement may be executed by facsimile or electronic acceptance (in the manner specified by DISH) in two (2) or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

18.21

         Conflicting Terms. The Parties agree that in the event of any conflicting terms or conditions between this MSA, any attachment hereto or any Order Form, except as expressly set forth in a writing executed by both Parties, the terms and conditions set forth in this MSA shall control.

18.22

         Consultation with Counsel. DISH and MVNE SP acknowledge that both parties have had the opportunity to review this Agreement, have negotiated its terms, and have had the opportunity to obtain independent legal counsel for advice regarding all terms. Neither party has relied upon any representation made by the other party regarding the meaning or effect of any of the provisions of this Agreement.

18.23

        Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. The parties agree that any facsimile copy of a signed counterpart of this Agreement will be treated the same as a signed original of this Agreement. Signatures by facsimile and electronically scanned signatures shall be effective as original signatures of this Agreement.

18.24	Signing Authority. Each person signing below hereby warrants and represents that he or she has full authority to execute this Agreement for the party on whose behalf he or she is signing.

EXECUTION VERSION

EXECUTED as of the dates set forth below.

Ting, Inc.

By:
Its:

Signature Date:

DISH Wireless L.L.C.

By:
Its:

Signature Date:

Attachment(s)

Schedule A – Scope of Work

Schedule B – SLA

Schedule C – Pricing Schedule

Schedule D – [RESERVED]

Schedule E – Change Request

Schedule F – Escrow Agreement

Schedule G – Sample Order Form

Schedule H – Federal Universal Service Fund Certification

Schedule I – Information Security Requirements

Schedule J – [RESERVED]

Schedule K – Knowledge

Schedule L – Approved Subcontractors

Schedule M – Underlying Carrier Suspension Authorization

Schedule N – [RESERVED]

Schedules and Exhibits to the agreement have been omitted pursuance to Item 601(b)(2) of Regulation S-K. The Company undertakes to furnish supplementary copies of any of the omitted schedules upon request by the SEC.